Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-141809 on Form S-3 of our reports relating to (1) the consolidated financial statements of Regency Energy Partners LP (the “Partnership”) dated March 29, 2007, appearing in the Annual Report on Form 10-K of Regency Energy Partners LP for the year ended December 31, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Partnership’s acquisition of TexStar Field Services, L.P. and its general partner, TexStar GP, LLC as acquisitions of entities under common control in a manner similar to a pooling of interests) and (2) the consolidated balance sheet of Regency GP LP as of December 31, 2006 included in Exhibit 99.1 in the Annual Report on Form 10-K for the year ended December 31, 2006 of Regency Energy Partners LP dated March 29, 2007. We also consent to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Dallas, Texas
April 2, 2007